Exhibit 4.5
FOURTH AMENDMENT TO RIGHTS AGREEMENT
THIS FOURTH AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of June 24, 2010, between The Allied Defense Group, Inc., formerly known as Allied Research Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 6, 2001, as amended by that certain First Amendment to Rights Agreement dated as of June 15, 2006, as further amended by that certain Second Amendment to Rights Agreement dated as of November 30, 2006 and as further amended by that certain Third Amendment to Rights Agreement dated as of January 18, 2010 (collectively, the “Current Rights Agreement”);
WHEREAS, the Company has generated net operating losses for United States federal income tax purposes (“NOLs”) and certain other tax benefits, which may potentially provide valuable tax benefits to the Company, and the Company desires to avoid an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and thereby maximize its ability to utilize such NOLs and other tax benefits and, in furtherance of such objective, the Company desires to enter into this Amendment;
WHEREAS, Section 26 of the Current Rights Agreement provides, in part, that for so long as the Rights (as defined in the Current Rights Agreement) are redeemable, the Current Rights Agreement may be supplemented or amended without the approval of holders of the Rights;
WHEREAS, the Rights are currently redeemable; and
WHEREAS, the Board of Directors of the Company has determined in good faith that the amendments to the Current Rights Agreement set forth herein are desirable and, pursuant to Section 26 of the Current Rights Agreement, has duly authorized such amendments to the Current Rights Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:
1. DEFINITIONS. Except as otherwise set forth in this Amendment, each capitalized term used in this Amendment shall have the meaning for such term set forth in the Current Rights Agreement.
2. DEFINITION OF AGREEMENT. From and after the date hereof, all references in the Current Rights Agreement to the “Agreement” shall mean and refer to the Current Rights Agreement, as modified by this Amendment.

3. AMENDMENTS TO THE CURRENT RIGHTS AGREEMENT. The Current Rights Agreement is hereby amended as follows:
3.1 Amendment to Definition of Acquiring Person. Section 1(a) of the Current Rights Agreement is amended by deleting the first three paragraphs of such provision and replacing such paragraphs with the following (and for the avoidance of doubt, the fourth paragraph added by the Third Amendment to Rights Agreement dated January 18, 2010 is not deleted by this Amendment):
(a) “Acquiring Person” means any Person who or which, together with all Affiliates and Associates of such Person is the Beneficial Owner of 4.99% or more of the Common Stock then outstanding. However, “Acquiring Person” shall not include any Exempt Person.
Notwithstanding the foregoing, a Person shall not become an “Acquiring Person” solely as a result of an acquisition of Common Stock by the Company or any Subsidiary which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 4.99% or more of the Common Stock then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 4.99% or more of the Common Stock then outstanding solely by reason of such a share acquisition by the Company and such Person shall, after becoming the Beneficial Owner of such Common Stock, become the Beneficial Owner of any additional shares of Common Stock by any means whatsoever (other than as a result of the subsequent occurrence of stock dividend or a subdivision of the Common Stock into a larger number of shares or similar transaction), then such Person shall be deemed to be an “Acquiring Person.”
Notwithstanding the foregoing, if a majority of the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently (including, without limitation, because (X) such Person was unaware that it was the Beneficial Owner of the requisite percentage of Common Stock or (Y) such Person was aware of the extent of its ownership but had no actual knowledge of the consequences thereof under this Agreement), and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. The determination of whether such Person becoming an Acquiring Person shall have been inadvertent and the determination of whether the divestment of sufficient shares shall have been made as promptly as practicable shall be made by a majority of the Board of Directors of the Company. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, for purposes of determining the particular percentage of such outstanding Common Stock of which any Person is the Beneficial Owner, shall be made pursuant to and in accordance with Section 382 and the Treasury Regulations promulgated thereunder.”
3.2 Amendment to Definition of Exempt Person. Section 1(q) of the Current Rights Agreement is amended by deleting Section 1(q) in its entirety and by substituting the following in lieu thereof:

“Exempt Person” means:
(i) (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company and (D) any Person holding Common Stock for any such employee benefit plan or for employees of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan; and
(ii) any Person who or which would otherwise be an Acquiring Person but whose Beneficial Ownership of Common Stock would not, as determined by the Board of Directors of the Company in its sole discretion, jeopardize, endanger or limit (in timing or amount) the availability to the Company of its Tax Benefits at any time prior to the time at which the Company’s right of redemption expires pursuant to Section 23 of this Agreement; provided, however, that such a Person will cease to be an “Exempt Person” if (A) such Person ceases to Beneficially Own 4.99% of the Common Stock then outstanding or (B) the Board of Directors of the Company subsequently makes a contrary determination in which case such Person (together with all Affiliates and Associates of such Person) will become an “Acquiring Person”; provided, further, that in no circumstance may any Person that Beneficially Owns 25% or more of the Common Stock be deemed to be an “Exempt Person”; provided, further, for the avoidance of doubt, a purchaser, assignee or transferee of Common Stock from an Exempt Person shall not thereby become an Exempt Person; and
(iii) any Grandfathered Person.”
3.3 New Definitions. Section 1 of the Current Rights Agreement is further amended by adding the following definitions:
“(ii) “Code” means the Internal Revenue Code of 1986, as amended, or any successor statue.
(jj) “Grandfathered Person” means any Person who or which was the Beneficial Owner of 4.99% or more of the Common Stock then outstanding, together with any Affiliates and Associates of such Person, as of the date of the first public announcement of the adoption of this Fourth Amendment to the Rights Agreement; provided, however, that such Person shall cease to be a “Grandfathered Person” as such time as either:
(i) the Beneficial Ownership of Common Stock of such Person increases by more than one-half of one percent (0.5%) of the Common Stock then outstanding (without the prior written approval of the Company) (such aggregate amount being the “Grandfathered Ownership Percentage”) (other than any increase pursuant to or as a result of (A) a reduction in the amount of Common Stock outstanding, (B) the exercise of any options, warrants, rights or similar interests (including shares of restricted stock) granted by the Company to its directors, officers and employees, (C) any unilateral grant of any Common Stock by the Company or (D) any issuance of Common Stock by the Company or any stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally); or

(ii) the Beneficial Ownership of Common Stock of such Person (together with all Affiliates and Associates of such Person) decreases to an amount less than 4.99% of the Common Stock then outstanding;
provided, further, that if a Grandfathered Person is an investment advisor registered with the Securities and Exchange Commission, such Grandfathered Person may become the Beneficial Owner of additional shares of Common Stock in excess of the Grandfathered Ownership Percentage so long as none of such Grandfathered Person’s separate accounts holds 4.99% or more of the Common Stock then outstanding.
(kk) “NOLs” means net operating losses for United States federal income tax purposes.
(ll) “Section 382” means Section 382 of the Code or any successor or replacement provision.
(mm) “Tax Benefits” means NOLs, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Company or any of its Subsidiaries and any other attribute the benefit of which is subject to possible limitation under Section 382 or Section 383 of the Code.
(nn) “Right to Acquire” shall mean a legal, equitable or contractual right to acquire any securities (whether directly or indirectly and whether exercisable immediately or only after the passage of time, compliance with regulatory requirements, fulfillment of a condition or otherwise), pursuant to any agreement, arrangement or understanding, whether or not in writing (excluding customary agreements entered into in good faith with and between an underwriter and selling group members in connection with a firm commitment underwriting registered under the Securities Act), upon the exercise of any option, warrant or right, through conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, pursuant to the power to terminate a repurchase or similar so-called “stock borrowing” agreement or arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement.”
3.4 Amendment to Definition of Affiliate. Section 1(c) of the Current Rights Agreement is amended by adding the following to the end of Section 1(c):
“To the extent not included within the foregoing clause of this Section 1(c), “Affiliate” shall also include, with respect to any Person, any other Person (other than an Exempt Person) whose Common Stock would be deemed constructively owned by such first Person for purposes of Section 382 and the Treasury Regulations promulgated thereunder.”
3.5 Amendment to Definition of Associate. Section 1(d) of the Current Rights Agreement is amended by adding the following to the end of Section 1(d):
“To the extent not included within the foregoing clause of this Section 1(d), “Associate” shall also include, with respect to any Person, any other Person (other than an Exempt Person) whose Common Stock would be deemed constructively owned by such first Person for purposes of Section 382 and the Treasury Regulations promulgated thereunder.”

3.6 Amendment to Definition of Beneficial Owner. Section 1(e) of the Current Rights Agreement is amended by (i) deleting the word “or” at the end of subsection (4); (ii) replacing the “.” at the end of subsection (5) with “; or”; and (iii) adding the following new subsection “(6)”:
“which such Person would be deemed to actually or constructively own for purposes of Section 382, or any successor provision or replacement provision.”
3.7 Amendment to Definition of Beneficial Owner. Section 1(e) of the Current Rights Agreement is amended by adding the following to the end of Section 1(e):
“No Person shall be deemed to be the “Beneficial Owner” of, or be deemed to “beneficially own” pursuant to this Section 1(e) (x) solely as a result of the Right to Acquire such securities unless the acquisition or transfer of such Right to Acquire would be deemed, on the date of such acquisition or transfer, to constitute the exercise of such Right to Acquire for purposes of Section 1.382-4(d) of the Treasury Regulations promulgated under Section 382, or (y) solely as a result of any agreement, arrangement, understanding or relationship unless the effect thereof is to treat such Person, or any of such Person’s Affiliates or Associates, as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations promulgated under Section 382.”
3.8 Amendment to Section 7. Section 7(a) of the Current Rights Agreement is amended by deleting the “and” which appears immediately before the language “the Redemption Date” and replacing it with a comma, and adding the following after the language “the Redemption Date” in Section 7(a):
“and the time at which the Company’s Board of Directors determines that NOLs are fully utilized or no longer available under Section 382,”
3.9 Amendment to Section 11. Section 11(c) of the Current Rights Agreement is amended by adding the following new subsection (3) to the end of Section 11(C):
“Without limiting the foregoing, prior to effecting an exchange pursuant Section 11(c)(2), the Board of Directors may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the shares of Common Stock issuable pursuant to the exchange (or any portion thereof that have not theretofore been issued in connection with the exchange). From and after the time at which such shares are issued to the Trust, all stockholders then entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Any shares of Common Stock issued at the direction of the Board in connection herewith shall be validly issued, fully paid and nonassessable shares of Common Stock or Preferred Stock (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued.”

3.10 Amendment to add a new Section 26A. The Current Rights Agreement is amended to add the following new Section 26A after Section 26 as follows:
Section 26A. Process to Seek Exemption. Any Person who desires to effect any acquisition of Common Stock that would, if consummated, result in such Person (together with its Affiliates and Associates) beneficially owning 4.99% or more of the then outstanding Common Stock (or, in the case of an Grandfathered Person, shares of Common Stock in excess of the Grandfathered Ownership Percentage) (a “Requesting Person”) may, prior to the Stock Acquisition Date and in accordance with this Section 26A, request that the Board grant an exemption with respect to such acquisition under this Agreement so that such Person would be deemed to be an “Exempt Person” under subsection (ii) of Section 1(q) hereof for purposes of this Agreement (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the principal executive office of the Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage of shares of Common Stock then Beneficially Owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Stock aggregating 4.99% or more of the then outstanding Common Stock (or, in the case of an Grandfathered Person, shares of Common Stock in excess of the Grandfathered Ownership Percentage) and the maximum number and percentage of shares of Common Stock that the Requesting Person proposes to acquire. The Board shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within ten (10) Business Days) after receipt thereof; provided, that the failure of the Board to make a determination within such period shall be deemed to constitute the denial by the Board of the Exemption Request. The Board shall only grant an exemption in response to an Exemption Request if the Board determines in its sole discretion that the acquisition of Beneficial Ownership of Common Stock by the Requesting Person will not jeopardize or endanger the availability to the Company of the Tax Benefits. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of shares of Common Stock in excess of the maximum number and percentage of shares approved by the Board), in each case as and to the extent the Board shall determine necessary or desirable to provide for the protection of the Company’s Tax Benefits. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and the Board’s determination with respect thereto.
3.11 Amendment to Form of Right Certificate. The Form of Right Certificate, attached as Exhibit B to the Current Rights Agreement, shall be amended to add the following after the language at the beginning of the Form of Right Certificate that states “IS GIVEN”:
“, OR IF THE BOARD OF DIRECTORS DETERMINES THAT THE NOLs (AS DEFINED IN THE RIGHTS AGREEMENT) ARE FULLY UTILIZED OR ARE NO LONGER AVAILABLE”

4. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one original; provided, however, this Amendment shall not be effective unless and until signed by the Company and the Rights Agent.
5. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of Delaware applicable to contracts to be made and performed entirely within Delaware; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
6. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
7. EFFECTIVENESS. This Amendment shall become effective as of the date first written above.
8. CERTIFICATION. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 26 of the Current Rights Agreement.
9. FULL FORCE AND EFFECT. The Current Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Current Rights Agreement, the provisions of this Amendment shall govern and control.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

THE ALLIED DEFENSE GROUP, INC.
By:	/s/ John J. Marcello
	Name:	John J. Marcello
	Title:	Chief Executive Officer and President

MELLON INVESTOR SERVICES LLC, as Rights Agent
By:	/s/ Judy Hsu
	Name:	Judy Hsu
	Title:	Relationship Manager

[Signature page to Rights Agreement Amendment]